Tellurian reports third quarter 2020 results
HOUSTON, Texas -- (BUSINESS WIRE) -- Tellurian Inc. (Tellurian) (NASDAQ: TELL) continues to build its integrated global natural gas business. During the third quarter of 2020, Tellurian raised $32.8 million in net proceeds through issuances of common stock, reduced debt by $33.9 million and extended the Term Loan maturity to March 2022.
Natural gas production for the third quarter was approximately 4.1 billion cubic feet equivalent (Bcfe) and remained flat with an exit rate of 47 million cubic feet equivalent per day (mmcfed). Natural gas sales rose to $7.3 million for the third quarter, which was an increase over $6.3 million in sales for the last quarter.
President and CEO Meg Gentle said, “Natural gas markets and prices have recovered worldwide. Investment in new drilling and infrastructure is acutely needed to balance the market in 2021 and beyond. Building liquefaction terminals as fully integrated partnerships is the only way partners will secure the lowest cost of gas and be protected from the market’s inherent volatility.”
Financial results
Tellurian ended its third quarter of 2020 with approximately $77.9 million in cash and cash equivalents and approximately $80.8 million in current borrowings. Tellurian’s balance sheet consisted of approximately $293.3 million in total assets.
Tellurian reported a net loss of approximately $29.4 million, or $0.10 per share (basic and diluted), for the three months ended September 30, 2020.
About Tellurian Inc.
Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide. Tellurian is developing a portfolio of natural gas production, LNG trading, and infrastructure that includes an ~ 27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the Nasdaq Capital Market under the symbol “TELL”.
For more information, please visit www.tellurianinc.com. Follow us on Twitter at twitter.com/TellurianLNG

1201 Louisiana Street Suite 3100	Houston, TX 77002	TEL +1 832 962 4000	www.tellurianinc.com

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “proposed,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein relate to, among other things, future drilling and economic results, future demand and market conditions, and the benefits of integrated partnerships. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2019, and other Tellurian filings with the Securities and Exchange Commission, all of which are incorporated by reference herein. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Contact

Media: Joi Lecznar SVP Public Affairs and Communication Phone +1.832.962.4044 joi.lecznar@tellurianinc.com	Investors: Matt Phillips Senior Manager, Investor Relations Phone +1.832.320.9331 matthew.phillips@tellurianinc.com

1201 Louisiana Street Suite 3100	Houston, TX 77002	TEL +1 832 962 4000	www.tellurianinc.com